UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                             SCHEDULE 14C

            Information Statement Pursuant to Section 14(c)
                of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]   Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[x]   Definitive Information Statement

                            XTX ENERGY, INC.
            ----------------------------------------------
            Name of Registrant as Specified in its Charter

Payment of Filing Fee (Check the appropriate box)

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11.

        1)  Title of each class of securities to which transaction applies:

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        2)  Aggregate number of securities to which transaction applies:

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        3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

            --------------------------------------------------------------
        4)  Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------
        5)  Total fee paid:

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[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

        1)  Amount previously paid:

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            --------------------------------------------------------------
        4)  Date Filed:

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


                             XTX ENERGY, INC.
                         c/o David A. Carter, P.A.
                       1900 Glades Road, Suite 401
                          Boca Raton, FL 33431
                             (561) 750-6999



       NOTICE OF ACTION TAKEN WITHOUT A STOCKHOLDER MEETING



May 29, 2007

To the Stockholders of XTX Energy, Inc.:

	The attached Information Statement is being delivered by XTX Energy, Inc. ("XTX" or the "Company") in connection with the previous approval by our directors of an Asset Purchase Agreement (a) to acquire certain assets of Rothschild Trust Holdings, LLC including a pending patent owned by Rothschild Trust Holdings, LLC, and certain internet domain names owned by various principals; and (b) more recent approval by our directors and stockholders of amendments to our certificate of incorporation to (i) reverse split our outstanding Common Stock on the basis of up to one (1) post-split share for twenty
(20) pre-split shares; (ii) increase the number of our authorized shares of Common Stock from ten million (10,000,0000) shares to fifty million (50,000,000) shares; and (iii) change the name of the corporation to "Atomic Guppy, Inc." The stockholders of record as of March 23, 2007 are entitled to receive this Information Statement. This Information Statement is first being mailed to stockholders on or about May 30, 2007. We anticipate that the amendments to our certificate of incorporation will become effective on or after June 21, 2007.

	Our board of directors approved resolutions authorizing us to file the amendment to our certificate of incorporation with the Nevada Secretary of State. XTX has received the approval from the board of directors in accordance with Section 78.207 of the Nevada Revised Statutes, approving and adopting the amendments to our certificate of incorporation. The board of directors approved a reverse split of our common stock, one (1) post-reverse split share for twenty (20) pre-reverse split shares, on increase of authorized stock and authorized common stock, and the name change by written consent on March 22, 2007, in accordance with Section 78.390(2) of the Nevada Revised Statutes. Three of our Directors approving the reverse split by written action on March 22, 2007 are also Shareholders representing approximately 79% of our issued and outstanding shares. They ratified the reverse split by written action in lieu of a shareholder meeting.

	This letter and the accompanying Information Statement are being distributed to you, our stockholders, in accordance with the requirements of Section 78 of the Nevada Revised Statutes and
Section 14(c) of the Securities Exchange Act of 1934, as amended. The Information Statement describes in greater detail the changes to our certificate of incorporation.

                              XTX ENERGY, INC.
                         c/o David A. Carter, P.A.
                        1900 Glades Road, Suite 401
                           Boca Raton, FL 33431
                              (561) 750-6999
                    _________________________________

                          INFORMATION STATEMENT

                   WE ARE NOT ASKING YOU FOR A PROXY AND
                  YOU ARE REQUESTED NOT TO SEND US A PROXY

	This Information Statement is being mailed on or about May 30, 2007 to all stockholders of record of XTX Energy, Inc. ("XTX" or the "Company"), a Nevada corporation, as of the close of business on April 30, 2007. It is being furnished in connection with the adoption of amendments to our certificate of incorporation by written consent of the XTX board of directors and ratification by shareholders entitled to vote approximately 79% of our issued and outstanding common stock. We anticipate that the amendments will become effective on or after June 21, 2007. A copy of the amendments to the Certificate of Incorporation are attached to this document as Exhibit "A".

	Our board of directors adopted resolutions approving amendments to our certificate of incorporation to: (i) reverse split our outstanding Common Stock on the basis of up to one (1) post-split share for twenty (20) pre-split shares; (ii) increase the number of our authorized shares of Common Stock from ten million (10,000,0000) shares to fifty million (50,000,000) shares; and (iii) change the name of the Company to "Atomic Guppy, Inc."

	Our board of directors authorized us to file the amendments to our certificate of incorporation with the Nevada Secretary of State.
We received approval from the board of directors by written consents in accordance with Sections 78.207 and 78.390(2) of the Nevada Revised Statutes approving and adopting the amendments to our certificate of incorporation.

	The record date for purposes of determining the stockholders to whom this Information Statement is sent is March 23, 2007. As of the record date, we had 177,000,000 pre-reverse split shares of common stock issued and outstanding.

        As previously described in our Form 14(f) previously filed on March 20, 2007 on March 6, 2007, we acquired certain intellectual property pursuant to an asset purchase agreement (the "Purchase Agreement") dated March 6 2007 with Rothschild Trust Holdings, LLC, a Florida limited liability company ("Rothschild Trust"), Leigh Rothschild, Adam Bauman and Neal Lenarsky, (Rothschild Trust, Leigh Rothschild, Adam Bauman and Neal Lenarsky are individually referred to herein as a "Seller" and collectively referred to as the "Sellers").

        The assets acquired from the Sellers (the "Assets") included a pending patent titled Leigh-10 (U.S. Appl. No. 11/373,322; filed
March 10, 2006) together with any intellectual property progeny of Leigh-10 and associated trademarks, including codes, and an array of domain names. The Assets include all proprietary information, documents and records relating to the creation of the Assets and all copyright, copyrightable subject matter (including software) and registrations otherwise material to the future use of the Assets.

        The Company purchased the Assets from the Sellers for the total consideration of 142,000,000 shares of the Company's restricted common stock. As a condition of closing, Jerrold Burden, the Company's former Chief Executive Officer, President and Director, (i) returned 68,929,220 pre-reverse split shares of outstanding common stock of the Company, which were cancelled and returned to the Company as authorized but unissued shares; and (ii) waived an accrued salary balance of $187,501.

        Pursuant to the terms of the Purchase Agreement, for a period of

12 months following the Closing Date, the Company is prohibited from effecting recapitalizations or stock splits that result in a reverse split of the Company's outstanding common stock on the closing date in excess of a 20-to-1 ratio. The Purchase Agreement also provides that for a period of six months from the closing date, the Company will not issue any additional securities of the Company except in connection with (i) proceeds received from a bridge financing consisting of notes and warrants; (ii) a private placement of common stock; and (iii) options to be issued pursuant to employment agreements between the Company and Messers. Adam Bauman and Leigh M. Rothschild.

	Further, in connection with the acquisition of those certain assets, our board of directors, pursuant to Article 3, Section 3 of the XTX By-laws, took the following actions:

        (i) acceptance of the resignation of Jerrold Dean Burden as a director;

        (ii) appointment of new directors, Adam Bauman, Mark Hanna, Jay Howard Linn and Larry Moskowitz; and

       (iii) appointment of new officers, David A. Carter, Secretary; and Neal Lenarsky, Senior Vice President
              Business Development.

	Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the amendment of our certificate of incorporation may not be effected until at least twenty (20) calendar days after this Information Statement is sent or given to our stockholders. We anticipate that the amendment of our certificate of incorporation will become effective on or after June 21, 2007, upon filing with the Nevada Secretary of State. There will not be a meeting of stockholders since this action has been approved by written ratification and consent.

             AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
REVERSE STOCK SPLIT; INCREASE OF AUTHORIZED SHARES OF COMMON STOCK;
                          AND NAME CHANGE

	The Company was authorized to issue two hundred (200) million shares of common stock prior to May 22, 2007, of which one hundred seventy seven million (177,000,000) shares were issued and outstanding. The board of directors approved a reverse split of our common stock of one (1) post-reverse split share for up to twenty (20) pre-reverse split shares on March 22, 2007, whereby the number of our authorized common stock will decrease from two hundred million (200,000,000) shares to ten million (10,000,000) shares of authorized capital stock. Shareholders entitled to vote approximately 79% of our common stock, subsequently ratified and joined the Board's written consent to the reverse split. After the reverse split of our common stock, our board of directors have authorized the increase of our authorized common stock to fifty million (50,000,000) shares. Stockholder approval is not required for this decrease or increase in the Company's issued (decrease) and authorized (increase) shares in accordance with Section 78.207 of the Nevada Revised Statutes. The change to our authorized number of shares of common stock will become effective upon the filing of an amendment to our certificate of incorporation with the Nevada Secretary of State, which is expected to occur as soon as reasonably practicable on or after the twentieth (20th ) day following the mailing of this Information Statement to our stockholders.

	The board of directors believes that it is advisable and in the best interests of the company to amend Article Four of the Company's Certificate of Incorporation to reverse split, one (1) post split share for each twenty (20) pre-split shares and to increase the Company's authorized shares of common stock to fifty million (50,000,000) in order to better position the Company to provide additional shares that could be issued in a reverse merger acquisition or other form of business combination, and for raising additional equity capital or for other financing activities. The future issuance of additional shares of common stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights.

	The board of directors believes that it is advisable and in the best interests of the Company to amend Article One of the Company's Certificate of Incorporation to change the name of the Company from XTX Energy, Inc. to "Atomic Guppy, Inc.", to more closely identify with the Company's new business plan to build and launch a live web-based e-commerce video platform to support an interactive incentive community. Stockholder approval of the name change is not required pursuant to Section 78.390 of the Nevada Revised Statutes.

        DEPARTURE OF DIRECTORS; APPOINTMENT OF NEW DIRECTORS;
                  APPOINTMENT OF CERTAIN OFFICERS

	On March 16, 2007, XTX completed the acquisition of certain intellectual property from Rothschild Trust Holdings, LLC and certain other individuals, the transaction being more fully described in the Company's filing with the SEC on Form 14(f). The common shares issued in connection with the Company's acquisition of intellectual property resulted in a change of control of the Company's principal ownership which has resulted in the resignation of Jerrold Burden as an officer on March 16, 2007 and, subsequently, as a director on March 30, 2007, and the appointments of Leigh Rothschild as Chairman of the Board of Directors and Adam Bauman as President and CEO on March 16, 2007.

	In accordance with Article 3, Section3 of the Company's By-laws, Mr. Rothschild appointed Adam Bauman, Mark Hanna, Jay Howard Linn and Lawrence Moskowitz as directors on March 22, 2007. The Board of
Directors has appointed David A. Carter as Secretary, and Neal
Lenarsky as Senior Vice President Business Development.


               COMPANY OPERATIONS GOING-FORWARD

	Over the next 12 months, the Company will utilize the newly acquired assets, including the Leigh-10 pending patent Internet Rewards algorithm, to build a live web-based E-Commerce video rewards platform to support an interactive incentive community. Within this new web site, members may choose to upload personal videos, audio recordings, multicasts or any other uploadable intellectual property and set their own sale price. When a member's content is purchased for download or multicast viewing, the member will receive a royalty payment. To accomplish this, the Company will retain software programming resources, complete open source code development, endeavor to acquire key components (off-the-shelf collaborative video, E-Commerce and payment processing engines), launch viral marketing campaigns and establish a web site in an effort to reduce time to market our products. In general, the Company estimates it will release a Beta version of its web site within the first nine months, with a final 1.0 or "first release" version ready within five months thereafter.

     ABSENCE OF DISSENTER'S RIGHTS

	No dissenters' or appraisal rights are available to our stockholders under the Nevada Revised Statutes in connection with the amendment of Article One and Article Four of our Certificate of Incorporation.


                  EXECUTIVE OFFICERS AND DIRECTORS

	The executive officers and directors of the Company are identified in the table below. Each executive officer of the Company serves at the pleasure of the Board.

                             Date Became An
Name                Age      Executive Officer     Position
-------------------------------------------------------------------------

Leigh Rothschild    55       March 16, 2007        Chairman, Director

Adam Bauman         49       March 16, 2007        President, CEO
and Director

David A. Carter     57       March 22, 2007        Secretary

Neal Lenarsky       50       March 22, 2007        Senior Vice President
                                                   Business Development

Larry Moskowitz     42       March 22, 2007        Director

Mark Hanna          59       March 22, 2007        Director

Jay Howard Linn     73       March 22, 2007        Director

	Leigh M. Rothschild is the Managing Partner of Rothschild Trust
        -------------------
Holdings, LLC an intellectual property holding company. He is the immediate past Chairman and Board Member of Connected Media Technologies Inc., a publicly traded intellectual property and digital media company. Mr. Rothschild is an established inventor who to date has been issued seven U.S. patents and has more than 30 patents pending worldwide. Mr. Rothschild has licensed his patent portfolio to several major companies around the world and his technologies are in use at companies ranging from Pricegrabber.com to Sonic Solutions/InterActual to Neomedia, among others. Most major DVD releases now incorporate the PCFriendly InterActual technology that is licensed from the Rothschild Trust Holdings, LLC, patent no. 6,101,534. From October 1998 through February 2004, Mr. Rothschild was Chairman and founder of BarPoint.com a Nasdaq publicly traded wireless information company with a Board that included the Chairman of the Fidelity funds and the President of Office Depot. The company was sold in February of 2004. Prior to founding BarPoint, Mr. Rothschild was Chairman and Chief Executive Officer of IntraCorp Entertainment, Inc., a consumer software company with worldwide product distribution. Mr. Rothschild is a former presidential appointee to the High-Resolution Board for the United States under former President George H. W. Bush. He has served governors on technology boards and served as a special advisor to then Florida Secretary of Commerce Jeb Bush. Mr. Rothschild currently serves on the IT Florida Technology Board as an appointee of former Governor Jeb Bush. Mr. Rothschild chairs the Rothschild Family Foundation, which has given endowments to outstanding charities and institutions including the Tampa Children's Home, Thomas Amour Youth Ballet
Company, Miami Symphony, and the University of Miami School of
Business Rothschild Entrepreneurial contest and Lecture Series. Mr.

Rothschild has an undergraduate degree from the University of Miami, where he also completed the Graduate Program in Management Studies.

	Adam Bauman has been the Chief Executive Officer & President of
        -----------
STI Management for the past six years. STI is a talent management firm that represents senior executives in media, entertainment and technology firms and offers them strategic insights to increase their success in corporations and startups alike. While client identities are confidential, they include top executives with Discovery, Disney / ABC, Conde Nast, eBay, Facebook, Fox, The Gap, Google, Intuit, Mattel, NASCAR, National Geographic, NBC/Universal, News Corp., PepsiCo, Revver, Rodale, Sony/BMG, Time Warner, Veoh, Viacom, Virgin Entertainment, Vivendi and Yahoo!. At STI, he helped grow the firm from one to six partners in six U.S. cities, resulting in substantial revenue increases each year. He also guided several entrepreneurs through the startup process, from inception to profitability. An early Internet adopter, Adam started as a Special Projects producer for The Los Angeles Times New Media Group and helped launch the latimes.com website before becoming Director of Internet Production for Universal Studios, then built a corporate Intranet for DreamWorks S.K.G. Subsequently, he was the Director of Emerging Technology at VWR Scientific Products Corp., before becoming Executive Vice President of E-Commerce at a Young & Rubicam subsidiary. After serving as the founding Chief International E-Commerce Officer of American International Group, he was named Chief Global E-Commerce Officer of Deloitte Consulting. Subsequently, he was appointed Chairman and CEO of IsoSpace, a web-based enterprise video collaboration software company. As an established Internet and technology expert, Adam is frequently called upon to address professional and academic audiences, including the Princeton Alumni Association of New York City. Adam was appointed to the Board of Visitors at the Peter F. Drucker Graduate School of Management, Claremont Graduate University, and has also served on the Board of Directors of Connected Media Technologies, Inc., a publicly traded company. His article, "More Companies Are Routing Calls via Internet," was recently published in The New York Times. Earlier in his career, Adam oversaw production of five feature films as an executive for the Motion Picture Corporation of America and was a staff writer for the Los Angeles Times, where he reported several front page stories, hundreds of articles, and was a member of the editorial staff that shared the 1995 Pulitzer Prize for coverage of the earthquake on January 17th, 1994 in Northridge, California.
Adam holds both an MFA degree from the Peter Stark Motion Picture Producing Program and an MBA from the University of Southern California. He is also a graduate of the California State University Long Beach school of Radio and Television.

	David A. Carter has managed a private legal practice under the
        ---------------
name David A. Carter, P.A. since October 1990. In addition, Mr. Carter has served as an officer and/or a director of various public and private companies since 1997. Mr. Carter practices in the areas of securities, corporate and bankruptcy law. Mr. Carter earned a B.A. in Finance from the University of South Florida in 1975 and a Juris Doctor degree from Drake University in 1982.

	Neal Lenarsky incorporated STI Management in 1996, when he
        -------------
realized the need, and pioneered an agency, to represent executive talent and attract deal flow. With offices in Los Angeles, New York, San Francisco, Dallas and Miami, STI has been a catalyst in the development of 12 companies. Prior to that, Mr. Lenarsky gained valuable executive talent management experience by consulting with the Marciano family (Paul, Armand and Maurice) during the Guess? IPO in
1996.   In 1995, Mr. Lenarsky assisted the Broadway stores during its transition, and was responsible for the placement of 350 executives. During the merger with Federated Department Stores, he successfully placed employees at The Gap, The Good Guys, Guess?, Disney, Warner Brothers, Universal, FedCo, Williams Sonoma, Authentic Fitness, Heinz, Mattel, Sony, Paramount and many other employers in California. In 1990, he was asked by the Walt Disney Company to move to Los Angeles and build an internal search function which supported Disney's film, consumer products, and corporate divisions. He managed over 400 executive searches and built relationships with Fortune 500 companies. Mr. Lenarsky began his career at RJ Reynolds' KFC division, where he developed and wrote the Store Administration Manual for the 4,000 store chain. After PepsiCo's acquisition of KFC in 1986, Mr. Lenarksy placed hundreds of executives around the country throughout all divisions of the company and developed the notion of "Human Asset Management". Mr. Lenarsky received a Bachelor of Arts in both Philosophy and Psychology from the State University of New York at New Paltz and a Master of Arts in Philosophy from Indiana University in Bloomington, Indiana.

	Lawrence Moskowitz  is an attorney with a private practice
        ------------------
located in South Florida since 1993.   Prior to going into private
practice, Mr. Moskowitz served as an Assistant State Attorney for the Broward County Seventeenth Judicial Circuit from 1989 to 1993. Mr. Moskowitz has built a network of strategic relationships with numerous professionals in the music and entertainment industries. Through his interaction with these contacts, Mr. Moskowitz envisioned the need for a more upscale intimate live music entertainment venue in the South Florida area. In April of 1998, Mr. Moskowitz incorporated XRX International Entertainment Group, Inc. and serves as President. Mr. Moskowitz has used his valuable contacts in the music and entertainment industries to develop the balance of the Company's management team. Mr. Moskowitz graduated with an honors degree earned in Finance from the University of Florida in 1986 and a Juris Doctor degree from the University of Miami Law School in 1989.

	Mark Hanna has been a Certified Mediator by the Supreme Court of
        ----------
the State of Florida since 2006. In addition, Mr. Hanna has been a licensed realtor in the State of Florida since 2002. Mr. Hanna is also a venture capitalist. In 1997, Mr. Hanna served as the President and a Director of Frost Hanna Capital Group, Inc., a public company, which merged with Gaines Berland (which subsequently merged with Ladenberg Thaulman Finance Services, Inc., a publicly traded company). From 1996 to 1997, Mr. Hanna was a member of the Board of Directors of Pan American World Airways. Mr. Hanna received a B.S. in Finance from Long Island Univerity in 1969 and a Masters of Business Administration from Long Island University in 1975.

	Jay Howard Linn  was the Acting Chief Financial Officer of
        ---------------
Connected Media Technologies, Inc. from 1989 to 2004. In 1995, Mr. Linn earned his Certified Public Accountant designation and started his own CPA firm. Mr. Linn is also an attorney licensed to practice in the State of Florida and admitted to practice before the U.S. Tax Court. He also serves as Trustee of Irrevocable Trust Agreement Number
III. He also serves as President of The Rothschild Charitable Foundation and was a founding director of Homestead Federal Savings Bank. Mr. Linn received a Bachelor of Business Administration in 1955 and earned a Juris Doctor in 1962 from the University of Miami.

                      SECURITY OWNERSHIP OF
            CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock as of March 29, 2007 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of our common stock on an as converted basis, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

	This table is based upon information derived from our stock records. Unless otherwise subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 177,000,000 shares of pre-split common stock outstanding, on an as converted basis, as of March 29, 2007.

Name and Address               Number of Shares of     Percentage of
of Beneficial Owner(1)         Common Stock Owned      Common Stock(2)
------------------------------------------------------------------------
Leigh Rothschild (3)              5,750,625(4)             64.9%

Adam Bauman (3)                   1,264,375 (5)            14.3%

Name and Address               Number of Shares of     Percentage of
of Beneficial Owner(1)         Common Stock Owned      Common Stock(2)
------------------------------------------------------------------------
David A. Carter (3)                  31,875                  .4%

Irrevocable Trust III,
Jay Howard Linn, Trustee (6)      4,599,456                52.0%

Neal Lenarsky (3)                    53,125                  .6%

Larry Moskowitz (3)                     -0-                  -0-

Mark Hanna (3)                          -0-                  -0-

Jay Howard Linn (6)(7)                  -0-                  -0-

Jerrold Dean Burden               1,042,639                11.8%

All officers and directors
 as a group (seven (7) persons)   7,100,000                80.2%



(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (1) to Item 403(b) of the Regulation S-B of the Exchange Act.

(2) Percentages are approximate based upon 177,000,000 issued and outstanding shares of common stock, stated on an as converted basis following the corresponding necessary increase in authorized capital stock.

(3) The business address of Leigh Rothschild, Adam Bauman, David A. Carter, Neal Lenarsky, Larry Moskowitz, and Mark Hanna is c/o David A. Carter, P.A., 1900 Glades Road, Suite 401, Boca Raton, Florida 33431.

(4) Leigh Rothschild is the primary beneficiary of the Irrevocable Trust III and as such, includes 4,599,456 shares in the name of Irrevocable Trust III, Jay Howard Linn, Trustee.

(5) Includes 106,250 shares to be held in escrow and released at such time as certain performance criteria are met

(6) The business address for the Irrevocable Trust III and Jay Howard Linn is 1108 Kane Concourse, Suite 310, Bay Harbor Island, FL 33154.

(7) Jay Howard Linn is the Trustee of Irrevocable Trust III, and as Trustee, has voting control over the 4,599,456 shares owed by Irrevocable Trust III. The primary beneficiary of Irrevocable Trust III is Leigh Rothschild.

                                  By Order of the Board of Directors:
                                  XTX Energy, Inc.

                                  By:/s/ Adam Bauman
                                     -----------------------------
                                     Adam Bauman, President and CEO

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